Exhibit 1.5

JUST ENERGY GROUP INC.

Notice of Meeting of CONVERTIBLE DEBENTUREHOLDERS

NOTICE IS HEREBY GIVEN that, pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated July 17, 2020, a meeting (the “Convertible Debentureholders’ Meeting”) of holders (the “Convertible Debentureholders”) of debentures (the “Convertible Debentures”) outstanding under: (i) the trust indenture made as of October 5, 2016, between the Corporation and Computershare Trust Company of Canada, as trustee, establishing the 6.75% convertible unsecured senior subordinated debentures due December 31, 2021 (the “6.75% Debentures due December 2021”), (ii) the trust indenture made as of February 22, 2018, between the Corporation and Computershare Trust Company of Canada, as trustee, establishing the 6.75% convertible unsecured senior subordinated debentures due March 31, 2023 (the “6.75% Debentures due March 2023”) and (iii) all related documentation related to the foregoing, will be held at Vantage Venues, 150 King Street West, 27th floor, Meeting Room L1, Toronto, Ontario M5H 1J9, on August 25, 2020 at 11:00 a.m. (Toronto time) for the following purposes:

1.	to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Convertible Debentureholders’ Arrangement Resolution”), the full text of which is set out in Appendix B to the accompanying management proxy circular dated July 17, 2020 (the “Proxy Circular”), approving an arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the Proxy Circular; and

2.	to transact such further and other business as may properly come before the Convertible Debentureholders’ Meeting or the reconvening of any adjournment or postponement thereof.

AND NOTICE IS HEREBY GIVEN that the Court has been advised that its order approving the Arrangement, if granted, will constitute the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, as provided by Section 3(a)(10) thereof, with respect to the issuance of certain securities to be issued pursuant to the Arrangement.

Additional information on the above matters can be found in the Proxy Circular.

The record date for entitlement to notice of the Convertible Debentureholders’ Meeting has been set by the Court as July 23, 2020 (the “Record Date”). Convertible Debentureholders entitled to vote at the Convertible Debentureholders’ Meeting will be entitled to one vote for each $1,000 principal amount of Convertible Debentures owed to such registered Convertible Debentureholders as of the Record Date in respect of the Convertible Debentureholders’ Arrangement Resolution and any other matters to be considered at the Convertible Debentureholders’ Meeting.

Subject to any further order of the Court, the Court has set the quorum for the Convertible Debentureholders’ Meeting at two or more persons entitled to vote at the Convertible Debentureholders’ Meeting present in person or represented by proxies.

The Proxy Circular, this notice (“Notice”) and the form of Convertible Debentureholder Proxy (the “Convertible Debentureholder Proxy”) (collectively, the “Convertible Debentureholder Meeting Package”) are being distributed to Convertible Debentureholders as at the Record Date and are available online under the Corporation’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Convertible Debentureholders are reminded to review the Convertible Debentureholder Meeting Package before voting.

If you receive these materials through your broker, custodian, investment dealer, nominee, bank, trust company or other intermediary (an “Intermediary”), you should follow the instructions provided by such Intermediary in order to vote your Convertible Debentures.

All Convertible Debentureholders are requested to vote in accordance with the instructions provided on the Convertible Debentureholder Proxy using the applicable method, as set forth therein and described below. In order to cast a vote at the Convertible Debentureholders’ Meeting:

(a)	beneficial holders of the Convertible Debentures must submit their voting instructions by following the instructions provided by their Intermediary, at or prior to 11:00 a.m. (Toronto time) on August 21, 2020 (the “Voting Deadline”), or such earlier deadline the Intermediary may advise, their duly completed Convertible Debentureholder Proxy (or provide such other documentation or take such other action as the Intermediary may customarily request for purposes of obtaining voting instructions);

in accordance with the instructions set forth in the Convertible Debentureholder Proxy and any instructions provided by your Intermediary or Kingsdale Advisors (the “Proxy and Information Agent”), as applicable.

Convertible Debentureholders may attend the Convertible Debentureholders’ Meeting in person or may appoint another person as proxyholder. The Convertible Debentureholder Proxy nominates Scott Gahn, Jonah Davids or William Weld, and each one of them with full power of substitution as proxyholders. A Convertible Debentureholder may appoint another person as his, her or its proxyholder by inserting the name of such person in the space provided in the Convertible Debentureholder Proxy and following the instructions contained therein. Convertible Debentureholders requiring assistance should contact the Proxy and Information Agent. Persons appointed as proxyholders need not be Convertible Debentureholders.

Subject to any further order of the Court, the Convertible Debentureholders’ Arrangement Resolution must be passed by at least two-thirds (66⅔%) of the votes cast by the Convertible Debentureholders entitled to vote at the Convertible Debentureholders’ Meeting and present in person or represented by proxy, voting together as a single class, at the Convertible Debentureholders’ Meeting. The implementation of the Arrangement is subject to, among other things, the approval of the Arrangement by holders of Just Energy’s Senior Unsecured Debt and Preferred Shares and Common Shares (each as defined in the Proxy Circular) at separate meetings, other approvals as may be required by the Court and the Toronto Stock Exchange, any applicable regulatory approvals and the approval of the Court. The matter is scheduled to be heard at the Court, located at 330 University Avenue, Toronto, Ontario, at 10:00 a.m. (Toronto time) on September 2, 2020 (or at such other time or by such other means as directed by the Court).

DATED at Toronto, Ontario this 17th day of July, 2020.

BY ORDER OF THE BOARD OF DIRECTORS OF JUST ENERGY GROUP INC.
By:	<Signed> Scott Gahn
Name: Scott Gahn
Title: President and Chief Executive Officer